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                                                                       EXHIBIT 4

                        FORM OF INDEMNIFICATION AGREEMENT

                  AGREEMENT dated as of March 10, 2000 between Kensington Investment Group, Inc. ("Kensington") and the undersigned nominee (the "Indemnitee").

                  WHEREAS, Kensington has asked and the Indemnitee has agreed to be a nominee for election to the Board of Directors of Malan Realty Investors, Inc. (the "Company") at the 2000 annual meeting of stockholders of the Company (the "Annual Meeting"); and

                  WHEREAS, Kensington and/or its affiliates may, in appropriate circumstances, solicit proxies from the stockholders of the Company in support of the Indemnitee's election as a director of the Company at the Annual Meeting;

                  NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Kensington that the Indemnitee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Certain Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

                  "Claim" means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal investigative or other), whether instituted by Kensington, any stockholder of the Company, the Company or any other party (other than by the Indemnitee), or any inquiry or investigation that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.

                  "Expenses" means all reasonable attorney's fees and all other reasonable fees, costs, expenses and obligations paid or incurred in connection with the election of directors at the Annual Meeting or related matters, including without limitation, investigating, defending or participating (as a party, witness or otherwise) in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event.

                  "Indemnifiable Event" means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with the election of directors at the Annual Meeting or related matters, but not in the Indemnitee's capacity as a director of the Company if the Indemnitee is so elected.
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                  "Loss" means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or respect of such Losses).

                  2. Agreement to Serve as a Nominee. (a) The Indemnitee hereby consents to being named as a nominee for election as a director of the Company at the Annual Meeting (or any special meeting of the stockholders of the Company called for that purpose) in any materials submitted by or on behalf of Kensington to the Company or filed by or on behalf of Kensington or the Company with the Securities and Exchange Commission, and further consents to serve as a director of the Company if elected at the Annual Meeting (or any special meeting of the stockholders of the Company called for that purpose), upon the Indemnitee's reasonable satisfaction that the Company maintains customary indemnification provisions for directors and has in effect customary insurance coverage for directors. The indemnification provisions of this Agreement will continue in effect even if the Indemnitee no longer serves as a director following the Annual Meeting.

                  (b) Notwithstanding anything to the contrary contained in paragraph (a) above, the Indemnitee hereby agrees with Kensington that the Indemnitee does not and will not (unless previously approved by Kensington in writing) consent to serve as a nominee for election as a director of the Company, or to otherwise stand for election as or become a director of the Company, as part of a slate of nominees proposed by any party (including the Board of Directors of the Company or its Nominating Committee) other than Kensington unless such slate includes a number of nominees proposed by Kensington sufficient to constitute a majority of the members of the Board of Directors of the Company.

                  3. Indemnification. (a) In the event the Indemnitee in his capacity as nominee for election to the Company's Board of Directors at the Annual Meeting was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event or Indemnitee's being a nominee for election to the Company's Board of Directors at the Annual Meeting, Kensington to the fullest extent permitted by applicable law shall indemnify and hold harmless the Indemnitee from and against any and all Losses suffered, incurred or sustained by the Indemnitee or to which the Indemnitee becomes subject, resulting from, arising out of or relating to such Claim (it being understood that except as provided in Section 3(c) with respect to Expenses, reimbursements of any such Losses shall be made as soon as practicable but in any event no later than 15 days after written request (a "Claim Notice") is made to Kensington accompanied by supporting documentation). The Indemnitee shall give Kensington written notice of any Claim (accompanied by such reasonable supporting documentation as may be in the Indemnitee's possession) as soon as practicable after the Indemnitee becomes aware thereof; provided that the failure of the Indemnitee to give such notice shall not relieve Kensington of its indemnification



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obligations under this Agreement, except to the extent that such failure materially prejudices the rights of Kensington.

                  (b) In the case of the commencement of any action against the Indemnitee in respect of which the Indemnitee may seek indemnification from Kensington hereunder, Kensington will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such action and, to the extent that Kensington may wish to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and after notice from Kensington to the Indemnitee of Kensington's election so to assume the defense thereof, together with Kensington's written acknowledgement and agreement that it will fully indemnify the Indemnitee under the terms of this Agreement with regard to such Claim, Kensington will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith). If in any action for which indemnity may be sought hereunder Kensington shall not have timely assumed the defense thereof with counsel reasonably satisfactory to the Indemnitee, or the Indemnitee shall have been advised by counsel that it would constitute a conflict of interest for the same counsel to represent both the Indemnitee and Kensington in such action, or if the Indemnitee may have separate or additional defenses with regard to such action, the Indemnitee shall have the right to employ counsel for the Indemnitee reasonably satisfactory to Kensington in such action, in which event Kensington shall reimburse the Indemnitee for all reasonable legal fees and expenses incurred by the Indemnitee in connection with the defense thereof. Kensington shall in no event be liable for any settlement of any action effected without its prior written consent (which consent shall not be unreasonably withheld, delayed and conditioned). Kensington shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on the Indemnitee, or would contain language other than a recitation of any amounts to be paid in settlement, the fact of the settlement or the underlying claim relating to the settlement, that could be viewed, in the sole discretion of the Indemnitee, as an acknowledgement of wrongdoing on the part of the Indemnitee or as detrimental to the reputation of the Indemnitee, without the Indemnitee's prior written consent.

                  (c) The Indemnitee's right to indemnification in Section 3 of this Agreement shall include the right of the Indemnitee to be advanced by Kensington any Expenses incurred in connection with any Indemnifiable Event as such Expenses are incurred by the Indemnitee; provided, however, that all amounts advanced in respect of such Expenses shall be repaid to Kensington by the Indemnitee if it shall ultimately be determined in a final judgment without further right to appeal by a court of appropriate jurisdiction that the Indemnitee is not entitled to be indemnified for such Expenses because their Loss arose as a result of the Indemnitee's recklessness or willful misconduct.




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                  4. Partial Indemnity. If the Indemnitee is entitled under any provision of this Agreement to indemnification by Kensington for some or a portion of any Loss, but not for all of the total amount thereof, Kensington shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

                  5. No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

                  6. Nonexclusivity. The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under any bylaw, insurance policy, Delaware corporate law or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) would permit greater indemnification by agreement than would be afforded currently under this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

                  7. Amendment, etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                  8. Subrogation. In the event of any payment under this Agreement, Kensington shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, and the Indemnitee shall execute all papers reasonably required and shall take such action that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable Kensington effectively to bring suit to enforce such rights.

                  9. No Duplication of Payments. Kensington shall not be liable under this Agreement to make any payment in connection with a Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise indemnifiable hereunder; provided that, if the Indemnitee for any reason is required to disgorge any payment actually received, Kensington shall be obligated to pay such amount to the Indemnitee in accordance with the other terms of this Agreement (i.e., disregarding the terms of this Section 9).




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                  10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

                  11. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.









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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.


                                            KENSINGTON INVESTMENT GROUP, INC.

                                            By:
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                                               Name:
                                               Title



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